Exhibit 10.2

EXECUTIVE SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Executive Separation and Release of Claims Agreement (“Agreement”) is between Gary M. Fritz (“Executive”) and Expedia, Inc., a Washington corporation (the “Company”). Executive and the Company are sometimes referred to collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company will end on March 12th, 2011 (the “Termination Date”) and Executive will experience a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) on the Termination Date;

WHEREAS, Executive is a party to an Employment Agreement between himself and the Company dated June 11, 2011 (the “Employment Agreement”); the Employment Agreement incorporates Standard Terms and Conditions (the “Standard Terms and Conditions”); and

WHEREAS, the parties to this Agreement wish to set forth clearly the terms and conditions of Executive’s departure from the Company pursuant to Section 1(d) and 1(e) of the Standard Terms and Conditions, including the release of claims set forth in this Agreement, and to provide certain additional terms;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1. Termination. Effective as of the Termination Date, Executive’s employment as Co-President, Partner Services Group of the Company is terminated without cause, and Executive will no longer serve in any positions he occupied as an officer or director of the Company or any subsidiary or affiliate of the Company.

2. Accrued Obligations. In the next payroll cycle following the Termination Date, the Company shall pay to Executive the “Accrued Obligations” as defined in Section 1(h) of the Standard Terms and Conditions. For greater clarity, it is understood that Accrued Obligations does not include any deferred compensation that is subject to Section 409A, and compensation that is subject to Section 409A, if any, will be paid in accordance with the terms of the applicable plan, agreement or policy.

3. Consideration. Contingent upon Executive’s execution and non-revocation of this Agreement by the 28th day following the Termination Date, and subject to the mitigation and offset provisions in Section 1(g) of the Standard Terms and Conditions and Executive’s compliance with Section 2 of the Standard Terms and Conditions, the Company shall make the following separation payments to Executive:

(i) The severance payments set forth in Section 1(e) of the Standard Terms and Conditions;

(ii) A discretionary bonus payment in 2012 pursuant to Section 3A(b) of the Employment Agreement in an amount no less than the Executive’s target bonus level funded according to the higher of the following: (A) corporate function funding levels or (B) PSG divisional funding levels; for purposes of clarity, the amount described in (A) shall be computed as $425,000 X 75% X the annual bonus funding percentage for Expedia, Inc. corporate functions for 2011 performance and (B) shall be computed as $425,000 X 75% X the annual bonus funding percentage for the PSG Division for 2011 performance.

(iii) A minimum payment of $125,000, less applicable taxes and withholding, payable within 30 days following the Revocation Period, which shall represent a good faith pro rata payment under the PSG Leadership Special Bonus Program.

(iv) Executive will receive the full benefit of the equity acceleration provisions of Sections 1(d) and 1(e) of the June 11, 2011 Employment Agreement and Standard Terms and Conditions as well as the Equity Acceleration provisions set forth in the Option Agreement between Executive and the Company dated March 2, 2009.

4. Deductions. The Company shall have the right to deduct from any payments to which Executive may be entitled under this Agreement any applicable taxes that the Company is required by law to withhold. The Company shall also have the right to deduct any personal account balances (including but not limited to travel advances) or other outstanding amounts due by Executive to the Company; provided, however, that the amount deducted for such balances or amounts from any such payment shall not exceed the amount of such payment, less any applicable tax withholdings.

5. Termination of Benefits. Except as specifically set forth in this Agreement, Executive shall cease to be eligible for coverage and benefits under the Company’s employee benefit plans, programs and policies as of the Termination Date, or by the terms of such plans, programs and policies.

6. Section 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to be exempt from, but to the extent necessary, comply with, Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto.

7. Complete Release.

(a) In return for the consideration given to Executive by the Company as described in this Agreement, Executive hereby voluntarily releases all rights and claims he has or claims to have, against the Company, known and unknown, on his own behalf and on behalf of Executive’s marital community, heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) under applicable local, state, federal and foreign law. This release specifically includes, but is not limited to, all rights and claims in connection with Executive’s employment, application for employment, or termination of employment by the Company and any acts or omissions by the Company with respect to that employment, application or termination of employment, including but not limited to, breach of the Employment Agreement or Standard Terms and Conditions, breach of any stock option agreement, claims for wages, benefits, any form of equity compensation, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, the Washington State Law Against Discrimination, the Employment Retirement Income Security Act (“ERISA”), any claims under the federal Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”). In addition, Executive waives any right or claim for reinstatement, and any other possible claims, whether arising under statute, contract, or common law, and attorneys’ fees or costs with respect to or derivative of such employment with the Company or the termination thereof or otherwise. This release covers all of Executive’s rights against the Company as well as its affiliates, including without limitation, Expedia, Inc. (Delaware), and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their representative capacities (collectively, the “Releasees”).

(b) A special federal law applies to the release of a claim for age discrimination. By signing this Agreement, Executive acknowledges and agrees that in the event that he is over the age of 40 on the Termination Date, the following requirements have been met:

(i)	The Agreement is written in language which is readily understandable.

(ii)	Executive understands that he is relinquishing any claim for age discrimination which he might assert as of the effective date of the Agreement.

(iii)	Executive is informed that he should consult an attorney regarding the Agreement if that is his wish, and has been given an ample opportunity to do so.

(iv)	This Agreement will not be effective until seven days after Executive signs it (“Revocation Period”); Executive may revoke it at any time during the Revocation Period.

(v)	The Company has afforded Executive at least twenty-one (21) days to consider this Agreement before he signs and returns it to assure he has ample time to consider it. Such 21-day consideration period shall commence upon the day following the Termination Date.

(c) Notwithstanding anything to the contrary set forth in this Section, Executive does not release, waive or discharge the Company from (i) any claims to seek to enforce this Agreement or the provisions of the June 11th, 2011 Employment Agreement and Standard Terms and Conditions that confer rights and benefits upon the Executive upon his termination for without cause, (ii) any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute or by the terms of the Company’s employee benefit plans, programs or policies or (iii) any claims for indemnification or contribution with respect to any liability incurred by Executive as an officer of the Company. All Stock Option Agreements and Restricted Stock Unit Agreements between Employee and the Company survive and are hereby incorporated by reference into this Agreement.

(d) Executive hereby represents that he has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to his employment with the Company or the termination thereof, or otherwise, arising on or prior to the date of execution of this Agreement. Executive also agrees that if he breaches these representations or covenants, then he authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding. If any governmental agency or other third party independently initiates an adverse proceeding against the Company, nothing in this Agreement prevents Executive from testifying truthfully upon receipt of a subpoena as a fact witness in such proceedings, but by this Agreement, Executive waives and agrees to relinquish any damages or other individual relief that may be awarded to Executive as a result of any such proceedings.

8. Confidential Information; Duty of Loyalty; Non-Competition; Non-Solicitation; and Proprietary Rights. Executive hereby acknowledges the continuing nature of his obligations set forth in Section 2 of the Standard Terms and Conditions and he hereby reaffirms those obligations, and agrees that the consideration provided by the Company under the terms of this Agreement is additional consideration for those obligations.

9. Non-disparagement. In accordance with normal ethical and professional standards, prior to and for two years following the Termination Date, Executive agrees to refrain from taking actions or making statements, written or oral, which are intended to denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents, senior employees and directors in their capacities as such or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates. Executive further agrees not to make any negative statements to third parties relating to his employment or any aspect of the business, officers or employees of the Company and its affiliates and not to make any statements to third parties about the circumstances of the termination of his employment, except as may be required by a court or governmental body. Executive may however discuss the circumstances of the termination of his employment with the Company with his attorneys, tax advisors, and immediate family.

10. Company Property. On or before the Termination Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, hard drives, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and he will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, no later than the Termination Date.

11. Reasonable Cooperation. Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof (including, without limitation, predecessors thereof) that may be within his knowledge, and further agrees to provide truthful information to the Company, an affiliate or subsidiary thereof or any of their representatives, in each case, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. Executive also agrees to make himself reasonably available to assist the Company and its affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, an affiliate of subsidiary thereof or any of their representatives reasonably deem his cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation.

12. Taxation. Executive specifically acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive or for Executive’s benefit pursuant to this Agreement.

13. Choice of Law, Jurisdiction and Venue. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Washington applicable to contracts entered into and performed therein. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14. Miscellaneous.

(a) This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

(b) This Agreement, and the applicable terms in the Employment Agreement and Standard Terms and Conditions attached as Exhibit A, contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto except as specifically provided herein. This Agreement can be changed only by a writing signed by all parties hereto and this Agreement shall control over any contrary term of the Employment Agreement and Standard Terms and Conditions. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

(c) All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive’s most recent home address on file with the Company, and if to the Company, to:

Expedia, Inc.

333 108th Avenue NE

Bellevue, Washington 98004

Attention: General Counsel

(d) In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, Executive shall be required to repay to the Company the payments set forth herein.

(e) This Agreement may be executed via facsimile or pdf, and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

EXPEDIA, INC.		EXECUTIVE

By:	/s/ Bob Dzielak	/s/ Gary Fritz
Name: Bob Dzielak
Title: SVP/Legal

Date: March 13, 2012		Date: March 13, 2012